UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
SENTI BIOSCIENCES HOLDINGS, INC.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials;
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Item 8.01. Other Events.

On October 8, 2026, Senti Biosciences Holdings, Inc. (the “Company”) convened its virtual 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which the Company adjourned without conducting any business.
Although a quorum was present, the Company adjourned the Annual Meeting in order to have further time to solicit votes from its stockholders in favor of the Merger Agreement Proposal, as defined in the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed on September 24, 2026. The Meeting will be reconvened on Thursday, October 15, 2026 at 8:00 a.m., Pacific time, virtually via the Internet at www.virtualshareholdermeeting.com/SNTI2026.
No changes have been made to the proposals to be voted on by stockholders at the Annual Meeting, and all polls will remain open. The Company encourages all of its stockholders to read the Proxy Statement, and other proxy materials relating to the Annual Meeting, which are available free of charge on the SEC’s website at www.sec.gov, and to vote on each of the proposals.
The record date for the Annual Meeting remains September 23, 2026. Stockholders of the Company who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action.
Important Additional Information and Where to Find It
This Current Report on Form 8-K may be deemed to be solicitation material in respect of the Annual Meeting to be reconvened on October 15, 2026. In connection with the Annual Meeting, the Company has filed with the SEC the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND THE PROPOSALS TO BE VOTED ON. Stockholders may obtain free copies of the Proxy Statement and other relevant documents filed by the Company with the SEC at the SEC's website at www.sec.gov or at the Company's website at www.sentibio.com.
Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the Annual Meeting. Information regarding the Company’s directors and executive officers is available in the Pro